Exhibit 3.19

AMENDED AND RESTATED CHARTER

OF COMDATA NETWORK, INC. OF AUSTRALIA

(FORMERLY COMDATA NETWORK, INC. OF MEXICO)

Comdata Network, Inc. of Mexico, a corporation organized and existing under the laws of the State of Tennessee, hereby certifies as follows:

A. The name of the corporation is Comdata Network, Inc. of Mexico (as set forth in Article 1 below, effective as of the filing of this Amended and Restated Charter, the name of the corporation shall be Comdata Network, Inc. of Australia). The original Charter of Comdata Network, Inc. of Mexico was filed with the Tennessee Secretary of State on November 13, 2002.

B. This Amended and Restated Charter which restates and integrates and further amends the provisions of Comdata Network, Inc. of Mexico’s Charter was duly adopted by the Board of Directors of Comdata Network, Inc. in accordance with Tennessee Code Annotated § 48-20-102.

C. The text of Comdata Network Inc. of Mexico’s Charter is hereby restated and amended to read in its entirety as follows:

ARTICLE I The name of the corporation shall be Comdata Network, Inc. of Australia (the “Corporation”).

ARTICLE II

The Corporation is for profit.

ARTICLE III

The street address of the corporation’s principal office is:

5301 Maryland Way

Brentwood, Tennessee 37027

County of Williamson

ARTICLE IV

The name of the Corporation’s registered agent is National Registered Agents, Inc. The street address of the Corporation’s registered office in Tennessee is:

National Registered Agents, Inc.

1900 Church Street, Suite 400

Nashville, TN 37203

County of Davidson

ARTICLE V

The name and address of the incorporator was:

Michael W. Sheridan

5301 Maryland Way

Brentwood, Tennessee 37027

County of Williamson

ARTICLE VI

The Corporation is authorized to issue One Thousand (1,000) shares of Common Stock, no par value.

ARTICLE VII

To the fullest extent permitted by the Tennessee Business Corporation Act, as amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Corporation Business Act or any successor statute is amended after the adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Article VII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to events occurring prior to such time.

Dated this 25th day of April, 2007

/s/ Michael W. Sheridan
Michael W. Sheridan
Executive Vice President, Chief
Counsel and Secretary